UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2005

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-23018	93-0835396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Gerald Perkel

On September 26, 2005, the Company appointed Gerald Perkel as President and Chief Executive Officer of the Company effective September 26, 2005. Mr. Perkel was also elected to the Board of Directors for a term ending at the Company’s next annual meeting of shareholders, and the Company has agreed to nominate Mr. Perkel and use its best efforts to obtain his reelection at that time. Mr. Perkel, age 50, served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000.

The Company and Mr. Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005 (“Employment Agreement”). The Employment Agreement is for a term ending September 26, 2008, provided that on that date and each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, Mr. Perkel will be paid a base salary of $430,000 per year and will have an annual cash bonus target of 120% of his base salary. For fiscal year 2006, Mr. Perkel’s cash bonus will not be less than $258,000. Mr. Perkel will be entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment without Cause or if Mr. Perkel terminates his employment with the Company with Good Reason, or if the Company notifies Mr. Perkel that the term of the Employment Agreement will not be extended, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) continue to pay Mr. Perkel his base salary for 24 months; (iii) reimburse Mr. Perkel for the premiums for continuation of health insurance benefits for 18 months; (iv) pay the premiums to continue basic life, supplemental life and disability insurance for 18 months; and (v) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would otherwise vest within 12 months after the date of termination of employment.

If Mr. Perkel’s employment is terminated within 24 months after a Change in Control or if his employment is terminated and a Change in Control occurs within 90 days thereafter, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) pay Mr. Perkel an amount equal to (A) two times the higher of (1) Mr. Perkel’s annual base salary in effect immediately before he is given notice of termination, or (2) Mr. Perkel’s annual base salary in effect immediately before the Change in Control, plus (B) two times the higher of (1) Mr. Perkel’s target bonus for the year in which the notice of termination is given, or (2) Mr. Perkel’s target bonus for the year in which the Change in Control occurs; (ii) arrange to provide for Mr. Perkel and his family basic life, supplemental life, accident, medical and dental insurance benefits for a period of 24 months, except to the extent similar benefits are provided by a subsequent employer; (iv) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) and, to the extent that a Change in Control occurs within 90 days after the termination of Mr. Perkel’s employment, pay him the value of any stock options or stock grants forfeited by him at the time his employment was terminated.

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

The Company also entered into a Nonqualified Stock Option Agreement with Mr. Perkel, dated and effective as of September 26, 2005 (the “Option Agreement”). Pursuant to the Option Agreement, Mr. Perkel was granted an option to purchase 240,000 shares of the Company’s common stock at an exercise price of $7.85 per share (the “Option”). The term of the Option is ten years. The Option will vest and become exercisable on the following schedule: the option will vest with respect to twenty-five percent (25%) of the shares covered by the option on September 29, 2006 and, thereafter, the option will vest with respect to six and one-quarter percent (6.25%) of the shares covered by the option on the last day of each fiscal quarter of the Company, beginning with the quarter ending December 29, 2006.

The Company also entered into a Restricted Stock Award Agreement with Mr. Perkel dated and effective as of September 26, 2005 (the “Restricted Stock Agreement”). Pursuant to the Restricted Stock Agreement, Mr. Perkel was awarded 160,000 shares of the Company’s common stock (the “Shares”). The Shares will vest on the following schedule: ten thousand (10,000) of the Shares will vest immediately; seventy-five thousand (75,000) shares will vest upon achievement of the $10 Stock Price Target (as defined below), and the remaining seventy-five thousand (75,000) of the Shares will vest upon achievement of the $12 Stock Price Target (as defined below). The “$10 Stock Price Target” means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $10. The “$12 Stock Price Target” means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $12. The respective stock price targets will be deemed to have been satisfied if there is a Change in Control transaction in which shareholders of the Company receive per share proceeds having a value in excess of the target amount. The respective price targets will also be deemed to have been satisfied in the event that Mr. Perkel’s employment is terminated by the Company without Cause or by Mr. Perkel for Good Reason and the stock price target has been achieved with respect to the 15 consecutive trading day period immediately preceding the termination of employment.

Balaji Krishnamurthy

On September 26, 2005, the Company entered into a Separation Agreement and Release with Balaji Krishnamurthy, the Company’s Chairman of the Board, President and Chief Executive Officer (the “Separation Agreement”) in connection with the termination of Dr. Krishnamurthy’s employment with the Company and his resignation from the Board of Directors. The Separation Agreement provides for a severance payment to Dr. Krishnamurthy in the amount of $881,000 payable as salary continuation over 18 months and payment by the Company, for a period of 18 months, of premiums for group health insurance for Dr. Krishnamurthy and his family and life and disability insurance for Dr. Krishnamurthy. The Separation Agreement also provides for the acceleration of vesting of options to purchase 50,000 shares of the Company’s common stock at an exercise price of $9.85 per share. Pursuant to the Separation Agreement, the Company and Dr. Krishnamurthy entered into a Consulting Agreement effective as of September 26, 2005. Pursuant to the Consulting Agreement, Dr. Krishnamurthy will provide consulting services and advice to the Company on an as-needed basis at the request of the Company. The Consulting Agreement is for a term ending on September 26, 2006. Dr. Krishnamurthy will be paid $4,000 per day for each day he performs the services requested.

Item 1.02.	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

Dr. Krishnamurthy and the Company entered into an Executive Employment Agreement effective as of September 26, 1999, as amended, which terminated by its terms upon the termination of Dr. Krishnamurthy’s employment with the Company. The provisions of Dr. Krishnamurthy’s Executive Employment Agreement that restrict him from participating in the ownership, management, operation or control of, or from providing any services to, any business that is in direct or indirect competition with the Company or that is developing products or services that will be in direct or indirect competition with the Company for a period of 18 months after the termination of his employment by the Company remain in effect.

Item 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

The information required by this Item relating to the appointment of Mr. Perkel as President, Chief Executive Officer and a member of the Board of Directors and the departure of Dr. Krishnamurthy as President, Chief Executive Officer and Chairman of the Board, is incorporated by reference from Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on September 30, 2005.

PLANAR SYSTEMS, INC.
(Registrant)

By	/s/ Steve Buhaly
Steve Buhaly Vice President, Chief Operating Officer and Chief Financial Officer